Annual Report

Cover Page

Name of issuer:

MobileSpike Technologies Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 3/31/2016

Physical address of issuer:

3411 Silverside Rd #104 Rodney Bldg
Wilmington DE 19819

Website of issuer:

http://www.mobilespike.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$37,516.00	$58,279.50
Cash & Cash Equivalents:	$0.00	$255.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$26,813.00	$32,416.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$0.00	$0.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($5,864.00)	($84,256.44)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

MobileSpike Technologies Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Raymond Moss	Lead Trainer MobileSpike Program	State Trooper Ret.	2008
Gabe Terreson	COO	MobileSpike Technologies Inc.	2016
Todd O'Halloran	Electrician	Christenson Electric	2007
Michael P. Moormeier	CEO	MobileSpike Inc.	2007

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Robert Levy	Vice President	2016
Gabe Terreson	COO	2016
Todd O'Halloran	Secretary	2007
Todd O'Halloran	Director	2007
Todd O'Halloran	Treasurer	2007
Todd O'Halloran	Engineering	2007
Michael P. Moormeier	CEO	2007
Michael P. Moormeier	Sales Manager	2007

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Todd O'Halloran	2,700,000 Common	31.01
Michael P. Moormeier	2,700,000 Common	31.01

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

(1) Our business prospects are difficult to evaluate because we are a development stage company and dependent upon profitable future investments.

MobileSpike, Inc. was organized on July 26, 2007. It was merged into MobileSpike on May 7, 2016. After starting to develop its business, MobileSpike, Inc. was in a state of dormancy for approximately four years, due, in part, to the economic downturn that began in 2008 and appears to now be dissipating. As a result of its history, MobileSpike should be considered by investors to be an early stage company. As an early stage company, MobileSpike is subject to all of the risks that are attendant to any recently formed business and should be considered as a startup business with significant risk. Because of MobileSpike' short operating history, it is more difficult to accurately assess growth rate and earnings potential. It is possible that MobileSpike will face many difficulties typical for development stage companies. These may include, among others: relatively limited financial resources; developing new investment opportunities; delays in reaching its goals; unanticipated start-up costs; potential competition from larger, more established companies; and difficultly recruiting and retaining qualified employees for management and other positions. The Company may face these and other difficulties in the future, some of which may be beyond its control. If MobileSpike is unable to successfully address these difficulties as they arise, the Company's future growth and earnings will be negatively affected. The Company cannot give assurance to prospective investors that MobileSpike' business model and plans will be successful or that MobileSpike will successfully address any problems that may arise. There is substantial doubt about the ability of development stage companies such as MobileSpike to continue as a going concern. The factors considered in this assessment include our lack of operating history and lack of current revenues, and our need to attract significant working capital and investment funding in order to meet our business objectives. These substantial risks could impair our reputation, damage the brand, and negatively impact operating revenues.

(2) The Company has limited working capital and requires significant additional financing, which may or may not be available at all or on a timely basis.

The Company has limited working capital and there may not be sufficient financial resources available to carry out planned MobileSpike operations. We depend upon timely availability of adequate working and investment capital in order to meet the objectives of our business strategy and business plans. There can be no assurance that positive cash flow will ever occur. There can be no assurance that the Company will sell the maximum number of Shares offered in this private placement, or that our capital needs and operations will not require additional capital greater than or sooner than currently anticipated. If MobileSpike is unable to obtain additional capital if needed, in the amount and at the time needed, this may restrict planned or future investments, development or rate of growth; limit MobileSpike' ability to take advantage of future opportunities; negatively affect its ability to implement its business and investment strategies and meet its goals; and possibly limit its ability to continue operations. The Company's working capital requirements may significantly vary from those currently anticipated. andqualified with those

(3) MobileSpike may incur significant losses and there can be no assurance that MobileSpike will ever become a profitable business.

It is anticipated that MobileSpike will initially sustain operating losses. Its ability to become profitable depends on success in marketing our products and making profits and generating cash flow from operations. There can be no assurance that this will occur. Unanticipated problems and expenses often encountered in the investment of capital and resources may impact whether the Company is successful. Furthermore, MobileSpike may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that MobileSpike will ever become profitable. If MobileSpike sustains losses over an extended period of time, it may be unable to continue in business.

(4) We are subject to government regulations.

Aspects of our business and our products will be regulated at the local, state, and federal levels. Our products may be subject to state, local and Federal environmental laws and regulations, including those relating to the handling and storage of hazardous materials. We and our products will also be subject to significant governmental regulation relating to labor conditions, safety in the workplace, healthcare and other human resource issues. The nature and scope of future legislation, regulations and programs cannot be predicted. While we anticipate that we and our products will be in compliance with all applicable governmental regulations, there still may be risks that such laws and regulations may change with respect to present or future operations. Such additional costs would increase the cost of investments and operations and decrease the demand for products and services. We and our products will be ultimately responsible for compliance with such regulations and for obtaining and maintaining all required permits and licenses. Such compliance may be time consuming and costly, and such expenses may materially affect our future ability to break even or generate profits.

(5) Our future revenue and operating results are unpredictable and may fluctuate significantly.

It is difficult to accurately forecast MobileSpike revenues and operating results and they could fluctuate in the future due to a number of factors. These factors may include: MobileSpike' ability to develop and make profitable products; generate cash flow from consulting services; the amount and timing of operating costs; competition from other market participants that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. MobileSpike' operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

(6) The nature of the Company's business strategy is high-risk.

Investment in the Company requires a long-term commitment with no certainty of return. The Company is in an industry that could experience financial difficulties that may never be overcome. Since the Company's business involves a high degree of risk, poor performance could severely and adversely affect total returns.

(7) The Company may encounter great difficulty or even a complete inability to develop and make suitable products.

An investor must rely upon the ability of management to make future decisions consistent with the Company's investment objectives and policies. Although the principals have had some success in the past, they may be unable to invest the Company's committed capital in a profitable manner or meet its business objectives. Shareholders will not have the opportunity to evaluate personally the relevant economic, financial, and other information that will be utilized by management in the deployment of capital.

(8) MobileSpike may not be able to create and maintain a competitive advantage.

The potential markets for technical products are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing products, the introduction of new services and products, and changing customer demands. The Company's success could depend on the ability of management to respond to changing situations, standards and technologies on a timely and cost-effective basis. In addition, any failure by such management to anticipate or respond adequately to changes in technology and customer preferences and demand could have a material adverse effect on MobileSpike' financial condition, operating results and cash flow.

(9) Our aggressive growth strategy may not be achievable.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our business, and our future operating results will depend largely upon our ability to adequately capitalize our company and develop successful products, find suitable investments and acquisitions, develop our business, build key relationships and successfully develop and manage our business. Our ability to grow will depend upon many factors, including our ability to identify and invest in businesses that have products and services that are in demand, to identify and enter new markets, and to obtain adequate capital resources on acceptable terms. Any limitations on our ability to accomplish any of these and other goals will have a material adverse effect on our business, results of operations, and financial objectives. There is no assurance that our operations will be successful or achieve anticipated or any operating results.

(10) MobileSpike may be unable to attract and retain qualified employees or key personnel.

MobileSpike' future success depends on the continued services and performances of key management, consultants and advisors, and it currently does not carry key person life insurance. However, MobileSpike plans to secure key person life insurance when such coverage is deemed financially prudent. Also, MobileSpike' future success may further depend on MobileSpike' ability to attract and retain additional key personnel and third party contractual relationships. If MobileSpike is unable to attract and retain key personnel and third party contractors, this could adversely affect our business, financial condition, and operating results.

(11) MobileSpike does not plan to pay dividends to its shareholders in the near future and there is no guarantee it will ever receive any profit from it operations so as to be able to declare and pay dividends to its shareholders.

The principal investment objective of the Company is to make business profits that present opportunities for significant appreciation to the Company. It is anticipated that certain product research and development will be leveraged and will not provide the Company with any significant cash distributions until new products are sold. Accordingly, the Company may not be able to pay dividends. There can be no assurance with respect to the amount and timing of dividends to the Company's shareholders, or that they will ever be made. The Company initially intends to retain cash from its operations to fund the development and growth of its business.

(12) We will have broad discretion on how the net proceeds of this private placement are utilized.

The Company has broad discretion on how to allocate the proceeds received as a result of this private placement and may use the proceeds in ways that differ from the proposed uses discussed in this Offering Statement. If the Company fails to spend the proceeds effectively, our business and financial condition could be harmed and there may be the need to seek additional financing sooner than expected.

(13) We anticipate substantial competition.

We are aware of three companies that are well established within our industry. The largest of these companies is "StopTech Ltd." StopTech has been in the pursuit management industry for decades and has approximately 90% of worldwide sales. The other two identified competitors are Stinger Spike and Mobile Deployment Systems. These entities are larger and have greater financial, managerial and other resources than we do. We believe that we will be able to compete with these entities primarily on the basis of our products, our small team, hands-on approach, the experience and contacts of our management and our responsive and efficient decision-making processes.

(14) Our pro forma financial statements rely on assumptions that may not prove accurate.

Certain pro forma financial information may be provided to prospective investors for illustrative and informational purposes only. In preparing the pro forma financial statements, we have made certain assumptions concerning our business and the market, which may not be accurate.

(15) Investors may suffer potential loss on dissolution and termination.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of assets, if any, will be distributed in the priority established by applicable law, but only after the satisfaction of claims of creditors. Accordingly, the ability of an investor to recover all or any portion of its investment under such circumstances will depend on the amount of funds realized and claims to be satisfied therefrom.

(16) Actual results may vary from any projection we present.

We may provide certain projected results of operations to prospective investors in connection with this offering. Projections are hypothetical and based upon present factors thought by management to influence our operations. Projections do not, and cannot, take into account such factors as market fluctuations, unforeseeable events such as natural disasters, the terms and conditions of any possible financing, and other possible occurrences that are beyond our ability to control or even to predict. While management believes that the projections reflect the possible outcome of our operation and performance, results depicted in the projections cannot be guaranteed.

(17) Our operating costs are unpredictable.

In addition to general economic conditions and market fluctuations, significant operating cost increases could adversely affect us due to numerous factors, many of which are beyond our control. Increases in operating costs for MobileSpike or any of our products would likely negatively impact our operating income, and could result in substantially decreased earnings or a loss from operations.

(18) We may not be able to protect our intellectual property.

In addition to our patents, we intend to explore options for protection of certain intellectual property, primarily in the form of trademarks and trade secrets but have not made any filings to date. We anticipate developing certain trade secrets and may handle trade secrets that are the property of others. We regard the legal protection of our intellectual property (and the intellectual property of others) as important to future success and will rely on a combination of trade secret laws, copyright, and trademark laws, confidentiality procedures and contractual restrictions to establish and protect our proprietary rights in products and services. There can be no assurance that the steps we take to protect our proprietary rights will prove sufficient to prevent misappropriation of such proprietary rights.

(19) Incidents of hacking, identity theft or cyberterrorism may adversely impact our operations.

Our business operations are and will continue to be dependent upon digital technologies, including information systems, infrastructure and cloud applications. The maintenance of our financial and other records is also dependent upon such technologies. The U.S. government has issued public warnings that indicate that such business information technology might be specific products of cyber security threats, including hacking, identity theft and acts of cyberterrorism. Our critical systems or the systems of our products may be vulnerable to damage or interruption from earthquakes, storms, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks, or other attempts to harm the systems. Many of these systems will not be fully redundant, and disaster recovery planning cannot account for all eventualities. Deliberate attacks on, or unintentional events affecting, our systems or infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in our operations, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third party liability. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents or natural disasters.

(20) We may not have adequate insurance.

Adequate insurance to cover product liability claims and other risks related to our business may not be available, or available only at an unacceptable cost. There can be no assurance that we will be able to obtain adequate insurance coverage or that it can be obtained at reasonable cost. As protection against such risks, we plan to secure and maintain insurance coverage against some, but not all, potential losses. Even if our insurance is adequate and customary for our industry, losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

(21) Management may have significant conflicts of interest.

Management and certain affiliates will devote as much of their time to the business of the Company as they believe, in their sole judgment, is reasonably required. Accordingly, there may be conflicts of interest between investments made by the Company and other investments or business ventures in which management or affiliates are participants. Any agreement between the Company and the management and affiliates shall contain terms at least as favorable to the Company as the fair market terms offered by other similar companies to third-party providers of comparable services.

(22) Conflicts of interest may result due to affiliates of management providing services to the Company.

The management and persons and entities affiliated with the management may be appointed or utilized to provide services for investments in which the Company invests. Therefore, the selection of investments may be influenced by the ability of the management and its affiliates to provide other services. Moreover, the management and its affiliates may profit from investments even where the Company loses all or a portion of its investment.

(23) There is significant risk associated with the Company's indemnification of affiliated parties.

Our Directors and executive officers will be relieved of liability to the Company or our Shareholders for monetary damages for conduct as Directors and executive officers to the maximum extent permitted by Delaware law. Further, our certificate of incorporation and bylaws permit us to indemnify, to the fullest extent provided or allowed by law, our Directors and executive officers against damages that we or our shareholders incur in connection with our business. We may also enter into indemnity agreements with our Directors and executive officers. The exculpation provisions contained therein may have the effect of preventing shareholders from recovering damages against our Directors and executive officers caused by poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our Directors and executive officers against claims, including claims arising out of negligence, poor judgment, or other circumstances. Our Directors and executive officers may not be liable to the Company or shareholders for any act or omission performed or omitted by them in good faith on our behalf and in a manner reasonably believed by them to be within the scope of their authority and in our best interests. The Company will be required to indemnify the officers of the Company and certain persons affiliated therewith for losses, costs, liabilities and expenses incurred by such parties in connection with the business of the Company and investment decisions made on its behalf, except for actions taken in bad faith or which constitute gross negligence or willful misconduct. Such liabilities may be material and may have an adverse impact on the returns to the shareholders unless insurance proceeds are available. The indemnification obligations of the Company will be payable from the assets of the Company.

(24) Key Employees do not have Employment Agreements.

As of the date of this Offering Statement, none of the executive management are under employment contracts. It is anticipated that upon completion of this offering key personnel will enter into employment contracts with the Company. Members of the executive management team will take draws, from time to time, and executives will become salaried once the Company has raised sufficient capital.

(25) There is no public market for the Shares and you will have to hold your Shares indefinitely, subject only to a private sale to a qualified counterparty that is exempt from registration, or a registration of your common shares, or a sale of the business.

Currently, there is no public or other trading market for the Shares, and there can be no assurance that MobileSpike will be able to facilitate a private sale of your Shares or that any other market will develop. Thus, there can be no assurance that you will be able to liquidate your investment in case of an emergency or if you otherwise desire to do so. Investment in the Shares is of a long-term nature. Accordingly, purchasers of Shares will bear the economic risk of investment for an indefinite period of time.

(26) Our Shareholders' Agreement imposes significant restrictions on transfer of Shares.

Investors that purchase Shares in this Offering will be required to become bound by our Shareholders' Agreement. A copy of the Shareholders' Agreement is available upon request from the Company. The Shares may be transferred only if certain legal requirements as well as requirements imposed by our Shareholders' Agreement are satisfied and only with our consent. The Shareholders' Agreement imposes certain requirements and restrictions on the ability of a shareholder to sell or transfer the Shares. Among other requirements, in most circumstances, the shareholder must first offer the Shares to the Company and then the other shareholders before the shareholder may transfer the Shares to a third party. Certificates representing the Shares will also bear a legend indicating that the Shares are subject to the restrictions on transfer imposed by the Shareholders' Agreement.

(27) Shares are subordinate equity interests.

The Shares purchased in this offering will constitute equity interests, which will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to the holders of our Shares.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	200,000,000	9,367,752	Yes
Preferred Stock	30,000,000	40,000	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Debt to Officers. $153,000. No maturity or interest.
Accounts payable. $25,963. $600 per month. No interest.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2016	Regulation D, Rule 506(c)	Priced Round	$20,000	General operations
7/2016	Regulation Crowdfunding	Priced Round	$112,036	General operations
3/2017	Regulation Crowdfunding	SAFE	$82,647	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

When reading the following information, always remember that this section is going to look bleak. We as a company have done three very specific things,

1. Raise Money for specific purposes

2. Spend Money on that specific purpose

3. Move on to the next purpose, all while not selling our product due to the fact that the purpose was to create our new product.

So, its raise, spend, raise etc. Which is honest, but it doesn't look good on paper. Thank you.

Overview

We help police officers end high speed pursuits from the safety of their vehicle. With a push of a button, a spiked strip shoots out and pops the fleeing car's tires instantly. Before, officers had to manually place spike strips along the road, putting them directly in danger. This tech hasn't been innovated since 1972, and now, nearly 12,000 people have died due to high speed chases. We're the first solution that lets officers deescalate a potentially fatal car chase with the push of a button.
We founded MobileSpike to save lives. Nearly everyday, someone dies from a high speed pursuit and nearly 50% of the time, it's an innocent bystander. For the past four years, we've done extensive testing with the police community, and already, law enforcement agencies in 22 states are waiting to put our devices on their vehicles. Our end goal is to place MobileSpike in every community across the country making America and it's people safer on our roads.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

MobileSpike Technologies Inc. was incorporated in the State of Delaware in March 2016.

Since then, we have:

- Multiple patents issued
- Agencies in 22 states expressing interest
- 50% profit margin with Gen2 system

Historical Results of Operations

Our company was organized in March 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was % in fiscal year 2017, compared to % in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $37,516, including $0 in cash. As of December 31, 2016, the Company had $48,983 in total assets, including $255 in cash.
- *Net Loss.* The Company has had net losses of $5,864.
- *Liabilities.* The Company's liabilities totaled $26,813 for the fiscal year ended December 31, 2017 and $32,416 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,315,183 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.mobilespike.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4
- Financials 5
- Financials 6
- Financials 7
- Financials 8
- Financials 9

Appendix D: Director & Officer Work History

- Gabe Terreson
- Michael P. Moormeier
- Raymond Moss
- Robert Levy
- Todd O'Halloran

Appendix E: Supporting Documents



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132 FOLLOWERS

SHARE TWEET

MOBILESPIKE

A revolutionary way to end police chases and reduce tragic accidents

$83,147 raised from **198** investors
Successfully Funded on Mar 26 2017

"We help police officers end high speed pursuits from the safety of their vehicle. With a push of a button, a spiked strip shoots out and pops the fleeing car's tires instantly. Before, officers had to manually place spike strips along the road, putting them directly in danger. This tech hasn't been innovated since 1972, and now, nearly 12,000 people have died due to high speed chases. We're the first solution that lets officers deescalate a potentially fatal car chase with the push of a button.



Michael P. Moormeier
CEO, MOBILESPIKE

OUR AMBITION

We founded MobileSpike to save lives. Nearly everyday, someone dies from a high speed pursuit and nearly 50% of the time, it's an innocent bystander. For the past four years, we've done extensive testing with the police community, and already, law enforcement agencies in 22 states are waiting to put our devices on their vehicles. Our end goal is to place MobileSpike in every community across the country making America and it's people safer on our roads.

- Multiple patents issued
- Agencies in 22 states expressing interest
- 50% profit margin with Gen2 system

mobilespike.com

from Wilmington DE

TECH HARDWARE GOVERNMENT

Why I Like MobileSpike

I saw it, and I love it! MobileSpike lets one officer shut down a chase without putting his safety at risk at the side of the road with a hand-thrown spike strip. [This is] an opportunity for you and me to own a piece of this company, one that makes money, stops criminals, and keeps police safe.



Lars Larson

HOST OF THE LARS LARSON SHOW & INVESTOR IN MOBILESPIKE

Until now, we've been between a rock and a hard place. This will help alleviate that so we can do out duty without putting the public in extra danger.

Officer Jentry Crain

Wasilla AK Police Dept.

The officer can deploy the spikes from inside the car. We're always looking at technology to make our jobs safer and easier. This is certainly one of those applications.

Sergeant Jeff Sauers

Columbus OH Police Dept.

It's safe for the officers, it's safe for the motoring public, it's safe for the people that are pursuing behind me.

Trooper James Arnold

Washington State Patrol

The MobileSpike puts an end to pursuit

By Duane WolfePoliceOne Contributor With a growing number of officers killed and injured during the deployment of tire deflation systems, Pursuit Management's MobileSpike offers an alternative deployment method. The system consists of a

August 11, 2016 @ policeone.com

MobileSpike May Stop You Dead In Your Tracks!

Criminals and fugitives of the future beware! MobileSpike is a startup firm that may allow police access to get up close and quickly flatten a car in a police chase pursuit quickly! As of now officers have to plan ahead and predict where the car in the chase

June 21, 2016 @ powernationtv.com

Mobilespike - a new pursuit prevention technology

High speed chases have killed thousands of suspects, bystanders and police.

June 18, 2016 @ rare.us

MobileSpike Technologies Opts for Equity Crowdfunding on FlashFunders: Eliminating the Chase - Crowdfund Insider

Dukes of Hazzard beware. The White Bronco? No match for the MobileSpike. MobileSpike Technologies Inc., a law enforcement technology company, launched an $1 million equity crowdfunding campaign on FlashFunders to fund the production of

June 2, 2016 @ crowdfundinsider.com

MobileSpike Technologies Uses Equity Crowdfunding for Tech That Ends High Speed Chases | Business Wire

Law enforcement tech company, MobileSpike Technologies, is among the first to use the new Federal equity crowdfunding in order to produce a device whi

May 19, 2016 @ businesswire.com

MobileSpike Technologies Uses Equity Crowdfunding for Tech That Ends High Speed Chases

VANCOUVER, Wash.--(BUSINESS WIRE)-- MobileSpike Technologies Inc., a life-saving law enforcement technology company, is launching an equity crowdfunding campaign to fund the production of their patented tire-deflation-stick technology.

May 19, 2016 @ finance.yahoo.com

Nearly Every Day, Someone Dies in a High Speed Pursuit

"High speed police chases have killed thousands of innocent bystanders. Victims include small children, teenage drivers and the elderly."

USA Today

We founded MobileSpike to address a real problem: over 11,000 people have lost their lives to high speed pursuits and almost half of them have been innocent civilians. MobileSpike gives officers the first real answer to controlling and quickly deescalating a potentially fatal car chase.



High-speed pursuits have resulted in over
11,500 fatalities.
Nearly 1/2 of deaths are innocent bystanders.
Officers
138
Suspects
6301
Bystanders
5066
Source: USA Today 7/2015

We're the Answer to High Speed Chases

We've built the first automated tire-spiking system that allows law enforcers to stop high speed pursuits from the safety of their vehicle. Our system has been field-tested all over the United States, from the swamps of Florida to the rainy streets of Seattle. 100% of the officers who've tested MobileSpike agree it's safer and faster than any other alternative and they also know that all other systems are incapable of being deployed from a moving vehicle.

And for those worried about tire blowout, our double-patented system uses hollow quills to puncture tires, which allows for slow, controlled deflation over 50-60 seconds. In all our years of testing, MobileSpike has never once caused a blowout.

The First New Solution Since 1972

The manual spike strips—where officers must get out of their car to throw the net of spikes across the road—was patented in 1972. It's antiquated, dangerous and unpredictable. We're the only solution that keeps officers in their vehicle and in control of the situation.



"I can be driving, pull up alongside the suspect vehicle, press a button, it shoots out, the vehicle runs over it and we stop the pursuit within a few minutes."

Sergeant Donovan Lucas

UTAH HIGHWAY PATROL

Officers and Agencies are Demanding MobileSpike

Every agency that has used MobileSpike is convinced that this product is the way of the future. With hundreds of successful deployments, MobileSpike has become a proven technology in law enforcement solely by word of mouth. We're now preparing to scale our manufacturing and deliver units to waiting customers.



Waiting for MobileSpike™
Inquiries for MobileSpike™

22 states
have expressed interest to purchase units

54%
estimated profit margin

100%
of field testers have become customers

MobileSpike only needs 3.6% of the market

There are nearly 17,000 police agencies in America alone, with over 400,000 police vehicles, and MobileSpike will accomplish its sales goals with the sale of a mere 9,000 total units.



MobileSpike™ only needs to sell 9,000 units to generate
over $28M in revenue.
That's less than 5% of the Market.

Our Next Steps

Development of our new Gen2 system is nearly complete! We're under time, and under budget on this area of our business plan by close to $200,000. We've made this new system lighter and stronger, and will be delivered to our customers at half of the cost of current model.

The Gen2 system will soon be complete, and all that will be left is to order inventory, and deliver product to waiting customers.

October 2007
Pursuit Management, Inc. Launches
PMI was formed to develop and test a modern vehicle disablement system, the first of its kind since the early '70s.

November 2008
First MobileSpike system finalized
System finalized with 100% effectiveness in company testing.

May 2009
Field Trials Begin
MobileSpike was placed "in-service" with seven U.S. police agencies from Alaska to Florida

May 2010
Field Trials End
Trials conclude with 100% effectiveness and all agencies purchasing units.

January 2012
Long-Term Tests Begin
Began long-term product reliability and effectiveness test.

November 2015
Gen 2 Model
We've begun developing our "Gen 2" system, which will lower the retail price by about 50%.

Summer 2016
Fundraising & Development
Having secured additional funds from investors, we've made significant progress on Gen 2, with testing already underway.

How Your Investment Will Help Us

Start Manufacturing Gen 2

Full-scale development of our Gen 2 system that will lower the cost-of-goods and increase our margins.

Build Inventory

Increase production to have units available for shipping upon order.

Sales & Operations

Work with law enforcement agencies to update their pursuit management tactics with MobileSpike & train officers.

"The reason I'm a shareholder in MobileSpike is, first, because of the profit margins. I'm a numbers guy. The next thing I look at is the business model, MobileSpike has their field tests and have proved they have proof-of-concept and a place in the market. The other thing I look at is how good is the product? Does it have a competitive edge? Next, I look for integrity, more integrity and more integrity. MobileSpike has all of the above."



Larry Fortman

PRINCIPAL OF OXFORD FINANCIAL GROUP



This will change everything

The current methods used for stopping high speed chases are outdated, dangerous, and not particularly effective. For the company that solves this problem, a fortune awaits. And MobileSpike is that solution.

As an investor, being a part of a company that solves a major problem is right where you want to be.

Over the years, MobileSpike Inc. has perfected the fastest and safest chase stopping system in the world. With years of work and many milestones behind us, with all the chases we have stopped, with all the tragedy we have averted, we now offer you an opportunity to profit from the next stage of this fantastic company.

As CEO my chief goals are to save lives, and to increase share value for you, the investor.

Join us, and together we'll make a difference for America, and your financial future.

Thank You.



Meet the Founders



Michael P. Moormeier

CEO

Michael was inspired to invent a safer solution for police pursuits after watching a program on high speed chases. A long-time problem solver, he conferred with law enforcers to perfect the system.



Todd O'Halloran

Director of R&D

Todd brings 36 years of product research and development to the MobileSpike team. His aptitude for innovative thinking ranges from marine propulsion systems to anti-theft equipment .

AND THE REST OF THE TEAM



Gabe Terreson

COO



Larry Fortman

Investment Strategist



Raymond Moss

VP & Director of Law Enforcement Training

Raised $1,315,183 From 199+ Investors

Lars Larson

Lars has hosted The Lars Larson Show from flagship station KXL in Portland since 1997

Harry Drew

Larry Berman

Investor in various corporations and partnerships.

Paula Myers Waterman

My nephew has type 1 diabetes, so I am particularly interested in technology that can treat children will life altering diseases.

Janice T Kaufman

Owner of petroleum distribution company in California, specializing in sales to prime contractors for bridge & highway building; government accounts

Raymond Wu

PhD candidate in cancer biology in NYC. I like to invest in companies that improve people's lives. I love the idea of being able to invest in early stage companies, something I couldn't do before.

MORE INVESTORS

Interview

− COLLAPSE ALL

WF: What are you trying to do? ^

We've built a technology that allows law enforcement officers to quickly stop pursuits from the safety of their vehicle with the push of a button. MobileSpike is vehicle-mounted, retractable, in-motion tire-spiking system that is safe and effective at speeds from 15 to 120 miles per hour in a wide range of weather and road conditions. It greatly reduces pursuit time and public risk.

WF: How does the product work? ^

MobileSpike was created so that no officer has to get closer to a suspect's vehicle than he normally would in traffic. Not only is the officer protected by his fortified police vehicle, but MobileSpike deploys in a suspect's blindspot, so he or she often doesn't realize MobileSpike was activated until the tire is flat. Officers who've tested and used MobileSpike agree the product is safer and more effective than the competition.

The "spike" is actually a hollow quill, so when the tire is punctured, the quill remains pierced through the rubber, allowing for a controlled deflation. This gives the officer the ability to control and manage the pursuit.

WF: What type of response have you received? ^

100% of the field trial agencies became customers, 90% re-ordered product, and ALL reported an undeniable increase in officer and public safety. (The 10% who did not reorder were smaller precincts that had already outfitted their entire fleet.)

We consistently receive new inquiries about product availability despite the fact that we have done no marketing, no advertising, and no trade show demonstrations. Interest in MobileSpike has been abundant, spreading through law enforcement mostly by word-of-mouth because the product has been proven to work.

We have developed a list of agencies in 21 states who have expressed interest in our product. Everywhere we demonstrate the product, police officers are interested in learning how they can add MobileSpikes to their fleet.

WF: How is the second version of your product a game changer for you? ^

Our Gen 2 system performs with the exact same functionality and effectiveness of our first system. They are visually identical. The difference is the cost.

Our new system will retail for less than half the price of our original system. Even though our economy is on its way back, it has not come back to 2007 levels, and we need to account for that in order to meet our sales goals. In addition, with the same amount of money, an agency can deploy two times the number of MobileSpike systems into their agency.

We have always said that "The best MobileSpike salesman in the world is a MobileSpike in the field." With that being true, our growth will be dramatic with our Gen2 system.

WF: Why are you raising this round? ^

Although we consistently receive inquiries about MobileSpike, our missing puzzle piece is cash to fund the first major round of manufacturing. Police agencies are not able to allocate their budget to pre-ordering units, so that leaves it to us to raise the capital.

"We plan to raise $1.8 million from both non-accredited and accredited investors during this crowdfunding round, and to use the funds to manufacture MobileSpike systems and fund operations, manufacturing, inventory, fulfillment, and training

MobileSpike does not manufacture or assemble the product. We use a competitive process to select professional manufacturers for each component, and units are assembled in the U.S. Fully assembled MobileSpike systems are shipped to our fulfillment center in Longview, WA, and distributed to police departments from there. This allows MobileSpike to focus on its core competencies and mitigates risk.

WF: What's your business strategy? ^

Our business model is designed to deliver a return on your investment by positioning our company for sale to a larger technology company. Your profits are delivered once this buyout happens. MobileSpike only needs to sell 9,000 units to generate revenue in excess of $28,000,000, with profit margins of greater than 50%. Our sales forecasts are conservative - our competitors have sold over 250,000 hand-deployed units to terminate chases.

Trade shows are the best opportunity for us to meet a large amount of customers and decision makers in a short amount of time. We know the best law enforcement trade shows around the country, and we'll be there. In-person demonstrations leave no doubt that MobileSpike can help a police agency, and they help to spark buzz about our product, especially at trade shows and other well-attended industry events.

MobileSpike will be featured on PoliceOne.com's Pursuit Management page, which receives over 10,000 hits per month. PoliceOne.com is by far the internet's leader in new gear, gadgets and training for law enforcement, and we have had a relationship with them for years.

WF: What are your margins? ^

We have more than 50% profit margins on each unit.

WF: How would you describe the industry?

The MobileSpike is only available to police or government agencies. Safety equipment is always a priority for police agencies. There are 16,869 city, county, state, and federal law enforcement agencies in the United States, with approximately 400,000 currently active service vehicles.MobileSpike only needs to sell 9,000 units (about 3-5% of the market) to hit our minimum ROI.

StopTech, Ltd. currently holds much of the business worldwide. The Stop Sticks® are deployed by hand, putting the officer right in the middle of a pursuit's greatest chaos. Despite the danger during use, they have been the best solution on the market, and since 1993 over 250,000 Stop Sticks® have been sold worldwide.

Stinger Spike and Mobile Deployment Systems both provide equipment to stop everything from small to large vehicles, but require an officer to be standing close to the path of an unpredictable driver and vehicle.

WF: What obstacles have you found?

Our company was ready to launch in 2011-12, but given the worldwide financial crisis at the time, we had a decision to make. Our product is available only to police or government agencies and at the time budgets were being slashed, sometimes by up to a third.

At the time, we had two paths. We could raise money from people who really didn't have it to invest, use it produce our original MobileSpike system in a poor economy with high manufacturing costs, and then attempt to sell systems to government agencies who's budgets were being cut at the time. Or we could wait out the recession and use that time to do a thorough product reliability and effectiveness test. We chose to wait, to test and to improve.

WF: What are the biggest obstacles between you now and the end goal?

Our technology is the fastest and safest system in our field, and agencies across the country and abroad is waiting for it. So, the biggest obstacle MobileSpike faces is funding. We have customers waiting, we have agencies interested in putting their hands on it, and what our company needs is the inventory to make sales and give police the chance to use it.

When they use it, they love it. After all the groundwork that we have laid, after all the proving we have done, after all the chases we have stopped, funding is the main thing that is standing in our way.

WF: When can we see MobileSpike shipping on a large scale?

We have secured half of the funding to produce our Gen 2 system. Once the other half of the funding is secured, management believes it will be less than 6 months to bring the product to market in full production. And, we're very excited to try to accelerate that timeline.

WF: What experience does your team have?

Each member of our leadership has qualifications that lends unique experience to the team. Michael Moormeier and Todd O'Halloran invented the first MobileSpike prototype, and Todd continues to work on new technologies for the company. Michael leads the team, fundraises, and works with police agencies around the country.

Raymond Moss served in the Washington State Patrol for 25 years, much of that time as a police driving trainer. Having been involved in many high-speed pursuits himself, Ray brings real world wisdom and practicality to ensure MobileSpike integrates well with police equipment. Gabe Terreson and Larry Fortman are both talented businessmen and serial entrepreneurs.

Ask a Question

Type your question here...

ASK QUESTION

Jeff Myers Sep 16 2016

What patents do you have?

Michael P. Moormeier CEO FOUNDER Sep 17 2016

Hello Jeff. We have two issued patents. One patent covers the entire MobileSpike system and alternative embodiments. The second patent covers the spike strip. We are covered well Jeff. Thanks for the question.

LIKE

Dilraj Ghumman Sep 16 2016

What role will mobilespike play when autonomous cars become the prevalent form of transportation in 5-10 years? Wouldn't it be easier to slow down or stop a car remotely?

Michael P. Moormeier CEO FOUNDER Sep 17 2016

The technology to stop a pursuits hasn't been updated since the 1970's. MobileSpike is that update, and our business plan calls for a sale of the company in about 4 years. Perhaps self driving cars will be a widespread reality some day. But until then, we intend to dominate this market and get a return for our shareholders. To your second question, the answer is a resounding no. In order to stop a car remotely the owner has to be willing to buy a car equipped with that technology and so far, Americans don't want to give that ability away to anyone. Thank you Dilraj.

LIKE

MORE QUESTIONS



MOBILESPIKE

2017 Report

Dear investors,

Hello All!

I can't begin to tell you all how excited we are about 2018! As many of you know, our team completed design, testing and production prep on our new Gen2 MobileSpike! We projected a need for $350K for this phase of our business plan and we went out to go CrowdFunding for the first time in American history. We were the first company in history to close a round and we were also the first company in history to both start and close a second round. The combination of these two rounds was about $200,000. Even though we were well short of our goal our team refused to let that stop us and we pushed forward with the goal of getting it done anyway. Well......we did! The new unit is EXACTLY what we as a company, and our customers need. First of all, we cut the number of parts from over 300 to less than 100. We are able to lower our MSRP from $4,999 to $3,995, a 20% drop for our valued customers. At the same time, we were able to increase our margins from 42% to 54%. And we did it all at $150,000 under budget while completing the task in 3 months under time. Not bad. Turning lemons into lemonade here at MobileSpike HQ.

On the customer front we are over the moon excited about the recent developments. We have been contacted by a certain Government Agency who shall remain nameless but we can tell you that they are part of the DHS. Boom! Very exciting. We have also been contacted by the USAF among others and since yours truly is a USAF Veteran, that was very exciting. We will soon be ordering 50 units along with tooling, and the long and the short of it is that we have customers waiting for 62 units right now! At an average price of $3,550 we will generate $220,000 from this first order of inventory. Can't wait!!

We want you to know that we have added to our team in preparation of launch. We added two of the most qualified Retired Police Officers you will ever meet. Rob brings 30 years of experience in not only Policing, but also BIG County budget expertise, operations, and finally sales in the private sector outside of Government work. Take a look at his resume and you will see that he is just built for adding rocket fuel to MobileSpike Tech. Rob is our VP of Business Development and Sales and we are privileged to have him on both fronts. I cannot wait to turn him loose on sales. THAT is going to be fun. The second gentleman we added is a 29-year Police Captain, the retired director of the California Police Officers' Standards and Training (POST), and is acting as a consultant for our company and will be a tremendous asset to us moving forward. We are privileged to add the name of Paul Capitelli to our corporate roster.

This brings us to the last item. We have always known, from the very beginning, that our company would require about $3 million to fully fund the company. To date, we have raised $1.3 million. At this point, management believes firmly that we only require another $1.1 million to fund our inventory, sales and marketing, and operations. Therefore, we have set out in haste to secure these funds and begin our sales cycle. If any current investor would like to take this opportunity to invest a little more, our minimum for current investors is $500 and our minimum for new investors is $10,000. Our current share price is $0.65, which is a very nice 30% increase from the $0.50 share price you all received. We have very big and very interested potential investors looking at our deal right now, and that process is going very well. But as you will all be getting this information within the next 10 days, there is a potential opportunity for new investment. I am excited about what has happened to my shares and I hope you all are happy with what has happened to yours. But I can assure you that the plans we have for the next three years will make what we've already realized look like small potatoes.

Lastly, just FYI, we have a "MobileSpike Investors" FaceBook page, which we use to keep everyone informed of new and exciting events and developments. If you would like, please go to the page and request to join. We would love to see you there.

My sincerest thanks for your support, and I can assure you that none of us here at MobileSpike could be working any harder to increase your shareholder value and save the lives of innocent Americans, by stopping dangerous pursuits.

Until next time.

With the warmest of regards,

Michael Moormeier, CEO

MobileSpike Technologies Inc.

We need your help!

We are currently in a 506(b) round of fundraising for inventory and operations. For those of you who purchased shares in one of our last two rounds, the company stated it had three major goals in front of it. Having completed the first major goal of a production ready system with an increased margin, that milestone is reflected in our current share price of $0.65. That means that all of you just got a 30% bump in your shares. Good news!

So that brings me to what we can all do right now. Any help you could give in referring new investors to us would be that much more wind in our sails and would get us that much closer to sales.

For current investors there is an opportunity to invest again with the minimum at $500. For new investors the minimum is $10,000. So if you know anyone who you think should take a look, email us at info@mobilespike.com and send us their contact info and what you have shared with them so far.

This would be a great help and be sure to let them know what happened to your shareholder value since the RegCF.

THANK YOU ALL!!!

Sincerely,

Michael P. Moormeier
CEO

Todd O’Halloran
Director of R&D

Our Mission

We founded MobileSpike to save lives. Nearly everyday, someone dies from a high speed pursuit and nearly 50% of the time, it’s an innocent bystander. For the past four years, we’ve done extensive testing with the police community, and already, law enforcement agencies in 22 states are waiting to put our devices on their vehicles. Our end goal is to place MobileSpike in every community across the country making America and it’s people safer on our roads.

See our full profile

How did we do this year?

Report Card

B-

The Good

- The completion of our Gen2 system under budget.
- The addition of key members to our team.
- The constant chiseling of our COGS.

The Bad

Not selling yet.

Can't sell yet.

Unable to sell yet.

2017 At a Glance

January 1 to December 31


$$$$

$0
Revenue



-$5,864
Net Loss


IOU!

$26,813 [17%]
Short Term Debt



$83,147
Raised in 2017



$1,400
Cash on Hand
As of 04/21/18



Months of Runway
As of 04/21/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

When reading the following information, always remember that this section is going to look bleak. We as a company have done three very specific things,

1. Raise Money for specific purposes

2. Spend Money on that specific purpose

3. Move on to the next purpose, all while not selling our product due to the fact that the purpose was to create our new product.

So, its raise, spend, raise etc. Which is honest, but it doesn't look good on paper. Thank you.

Overview

We help police officers end high speed pursuits from the safety of their vehicle. With a push of a button, a spiked strip shoots out and pops the fleeing car's tires instantly. Before, officers had to manually place spike strips along the road, putting them directly in danger. This tech hasn't been innovated since 1972, and now, nearly 12,000 people have died due to high speed chases. We're the first solution that lets officers deescalate a potentially fatal car chase with the push of a button.
We founded MobileSpike to save lives. Nearly everyday, someone dies from a high speed pursuit and nearly 50% of the time, it's an innocent bystander. For the past four years, we've done extensive testing with the police community, and already, law enforcement agencies in 22 states are waiting to put our devices on their vehicles. Our end goal is to place MobileSpike in every community across the country making America and it's people safer on our roads.
Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

MobileSpike Technologies Inc. was incorporated in the State of Delaware in March 2016.

Since then, we have:

- Multiple patents issued

- Agencies in 22 states expressing interest

- 50% profit margin with Gen2 system

Historical Results of Operations

Our company was organized in March 2016 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $0 compared to the year ended December 31, 2016, when the Company had revenues of $0. Our gross margin was % in fiscal year 2017, compared to % in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $37,516, including $0 in cash. As of December 31, 2016, the Company had $48,983 in total assets, including $255 in cash.

- *Net Loss.* The Company has had net losses of $5,864.

- *Liabilities.* The Company's liabilities totaled $26,813 for the fiscal year ended December 31, 2017 and $32,416 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $1,315,183 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Net Margin: -Inf%

Gross Margin: NaN%

Return on Assets: -16%

Earnings per Share: -$119.67

Revenue per Employee: $0

Cash to Assets: 0%

Revenue to Receivables: ~

Debt Ratio: 71%

Mobile_Spike_CPA_Reviewed_F...

Balance_Sheet_2016.pdf

Cash_Flow_2016.pdf

Change_in_equity_2016.pdf

Income_Statement_2016.pdf

Balance_Sheet_2017.pdf

Change_in_equity_2017.pdf

Cash_Flow_2017.pdf

Income_Statement_2017.pdf

We ❤ Our
177 Investors

Thank You For Believing In Us

Lars Larson
Harry Drew
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Thank You!

From the MobileSpike Team



Michael P. Moormeier
CEO



Todd O'Halloran
Director of R&D



Gabe Terreson
COO



Larry Fortman
Investment Strategist



Raymond Moss
VP & Director of Law Enforcement Training

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Raymond Moss	Lead Trainer MobileSpike Program @ State Trooper Ret.	2008
Gabe Terreson	COO @ MobileSpike Technologies Inc.	2016
Todd O'Halloran	Electrician @ Christenson Electric	2007
Michael P. Moormeier	CEO @ MobileSpike Inc.	2007

Officers

OFFICER	TITLE	JOINED
Robert Levy	Vice President	2016
Gabe Terreson	COO	2016
Todd O'Halloran	Secretary, Director, Treasurer, Engineering	2007
Michael P. Moormeier	CEO, Sales Manager	2007

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Todd O'Halloran	2,700,000 Common	31.0%
Michael P. Moormeier	2,700,000 Common	31.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
07/2016	$112,036		Regulation Crowdfunding
11/2009	$1,100,000		Regulation D, Rule 506(b)
07/2016	$20,000		Regulation D, Rule 506(c)
03/2017	$83,147	Preferred Stock	Regulation Crowdfunding

The use of proceeds is to fund general operations.

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	200,000,000	9,367,752	Yes
Preferred Stock	30,000,000	40,000	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

(1) Our business prospects are difficult to evaluate because we are a development stage company and dependent upon profitable future investments. MobileSpike, Inc. was organized on July 26, 2007. It was merged into MobileSpike on May 7, 2016. After starting to develop its business, MobileSpike, Inc. was in a state of dormancy for approximately four years, due, in part, to the economic downturn that began in 2008 and appears to now be dissipating. As a result of its history, MobileSpike should be considered by investors to be an early stage company. As an early stage company, MobileSpike is subject to all of the risks that are attendant to any recently formed business and should be considered as a startup business with significant risk. Because of MobileSpike' short operating history, it is more difficult to accurately assess growth rate and earnings potential. It is possible that MobileSpike will face many difficulties typical for development stage companies. These may include, among others: relatively limited financial resources; developing new investment opportunities; delays in reaching its goals; unanticipated start-up costs; potential competition from larger, more established companies; and difficultly recruiting and retaining qualified employees for management and other positions. The Company may face these and other difficulties in the future, some of which may be beyond its control. If MobileSpike is unable to successfully address these difficulties as they arise, the Company's future growth and earnings will be negatively affected. The Company cannot give assurance to prospective investors that MobileSpike' business model and plans will be successful or that MobileSpike will successfully address any problems that may arise. There is substantial doubt about the ability of development stage companies such as MobileSpike to continue as a going concern. The factors considered in this assessment include our lack of operating history and lack of current revenues, and our need to attract significant working capital and investment funding in order to meet our business objectives. These substantial risks could impair our reputation, damage the brand, and negatively impact operating revenues.

(19) Incidents of hacking, identity theft or cyberterrorism may adversely impact our operations. Our business operations are and will continue to be dependent upon digital technologies, including information systems, infrastructure and cloud applications. The maintenance of our financial and other records is also dependent upon such technologies. The U.S. government has issued public warnings that indicate that such business information technology might be specific products of cyber security threats, including hacking, identity theft and acts of cyberterrorism. Our critical systems or the systems of our products may be vulnerable to damage or interruption from earthquakes, storms, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks, or other attempts to harm the systems. Many of these systems will not be fully redundant, and disaster recovery planning cannot account for all eventualities. Deliberate attacks on, or unintentional events affecting, our systems or infrastructure, the systems or infrastructure of third parties or the cloud could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in our operations, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third party liability. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents or natural disasters.

(25) There is no public market for the Shares and you will have to hold your Shares indefinitely, subject only to a private sale to a qualified counterparty that is exempt from registration, or a registration of your common shares, or a sale of the business. Currently, there is no public or other trading market for the Shares, and there can be no assurance that MobileSpike will be able to facilitate a private sale of your Shares or that any other market will develop. Thus, there can be no assurance that you will be able to liquidate your investment in case of an emergency or if you otherwise desire to do so. Investment in the Shares is of a long-term nature. Accordingly, purchasers of Shares will bear the economic risk of investment for an indefinite period of time.

(23) There is significant risk associated with the Company's indemnification of affiliated parties. Our Directors and executive officers will be relieved of liability to the Company or our Shareholders for monetary damages for conduct as Directors and executive officers to the maximum extent permitted by Delaware law. Further, our certificate of incorporation and bylaws permit us to indemnify, to the fullest extent provided or allowed by law, our Directors and executive officers against damages that we or our shareholders incur in connection with our business. We may also enter into indemnity agreements with our Directors and executive officers. The exculpation provisions contained therein may have the effect of preventing shareholders from recovering damages against our Directors and executive officers caused by poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our Directors and executive officers against claims, including claims arising out of negligence, poor judgment, or other circumstances. Our Directors and executive officers may not be liable to the Company or shareholders for any act or omission performed or omitted by them in good faith on our behalf and in a manner reasonably believed by them to be within the scope of their authority and in our best interests. The Company will be required to indemnify the officers of the Company and certain persons affiliated therewith for losses, costs, liabilities and expenses incurred by such parties in connection with the business of the Company and investment decisions made on its behalf, except for actions taken in bad faith or which constitute gross negligence or willful misconduct. Such liabilities may be material and may have an adverse impact on the returns to the shareholders unless insurance proceeds are available. The indemnification obligations of the Company will be payable from the assets of the Company.

(15) Investors may suffer potential loss on dissolution and termination. In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of assets, if any, will be distributed in the priority established by applicable law, but only after the satisfaction of claims of creditors. Accordingly, the ability of an investor to recover all or any portion of its investment under such circumstances will depend on the amount of funds realized and claims to be satisfied therefrom.

(21) Management may have significant conflicts of interest. Management and certain affiliates will devote as much of their time to the business of the Company as they believe, in their sole judgment, is reasonably required. Accordingly, there may be conflicts of interest between investments made by the Company and other investments or business ventures in which management or affiliates are participants. Any agreement between the Company and the management and affiliates shall contain terms at least as favorable to the Company as the fair market terms offered by other similar companies to third-party providers of comparable services.

(14) Our pro forma financial statements rely on assumptions that may not prove accurate. Certain pro forma financial information may be provided to prospective investors for illustrative and informational purposes only. In preparing the pro forma financial statements, we have made certain assumptions concerning our business and the market, which may not be accurate.

(24) Key Employees do not have Employment Agreements. As of the date of this Offering Statement, none of the executive management are under employment contracts. It is anticipated that upon completion of this offering key personnel will enter into employment contracts with the Company. Members of the executive management team will take draws, from time to time, and executives will become salaried once the Company has raised sufficient capital.

(16) Actual results may vary from any projection we present. We may provide certain projected results of operations to prospective investors in connection with this offering. Projections are hypothetical and based upon present factors thought by management to influence our operations. Projections do not, and cannot, take into account such factors as market fluctuations, unforeseeable events such as natural disasters, the terms and conditions of any possible financing, and other possible occurrences that are beyond our ability to control or even to predict. While management believes that the projections reflect the possible outcome of our operation and performance, results depicted in the projections cannot be guaranteed.

(17) Our operating costs are unpredictable. In addition to general economic conditions and market fluctuations, significant operating cost increases could adversely affect us due to numerous factors, many of which are beyond our control. Increases in operating costs for MobileSpike or any of our products would likely negatively impact our operating income, and could result in substantially decreased earnings or a loss from operations.

(18) We may not be able to protect our intellectual property. In addition to our patents, we intend to explore options for protection of certain intellectual property, primarily in the form of trademarks and trade secrets but have not made any filings to date. We anticipate developing certain trade secrets and may handle trade secrets that are the property of others. We regard the legal protection of our intellectual property (and the intellectual property of others) as important to future success and will rely on a combination of trade secret laws, copyright, and trademark laws, confidentiality procedures and contractual restrictions to establish and protect our proprietary rights in products and services. There can be no assurance that the steps we take to protect our proprietary rights will prove sufficient to prevent misappropriation of such proprietary rights.

(20) We may not have adequate insurance. Adequate insurance to cover product liability claims and other risks related to our business may not be available, or available only at an unacceptable cost. There can be no assurance that we will be able to obtain adequate insurance coverage or that it can be obtained at reasonable cost. As protection against such risks, we plan to secure and maintain insurance coverage against some, but not all, potential losses. Even if our insurance is adequate and customary for our industry, losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

(22) Conflicts of interest may result due to affiliates of management providing services to the Company. The management and persons and entities affiliated with the management may be appointed or utilized to provide services for investments in which the Company invests. Therefore, the selection of investments may be influenced by the ability of the management and its affiliates to provide other services. Moreover, the management and its affiliates may profit from investments even where the Company loses all or a portion of its investment.

(27) Shares are subordinate equity interests. The Shares purchased in this offering will constitute equity interests, which will be subordinate to all of our current and future indebtedness with respect to claims on our assets. In any liquidation, all of our debts and liabilities must be paid before any payment is made to the holders of our Shares.

(26) Our Shareholders' Agreement imposes significant restrictions on transfer of Shares. Investors that purchase Shares in this Offering will be required to become bound by our Shareholders' Agreement. A copy of the Shareholders' Agreement is available upon request from the Company. The Shares may be transferred only if certain legal requirements as well as requirements imposed by our Shareholders' Agreement are satisfied and only with our consent. The Shareholders' Agreement imposes certain requirements and restrictions on the ability of a shareholder to sell or transfer the Shares. Among other requirements, in most circumstances, the shareholder must first offer the Shares to the Company and then the other shareholders before the shareholder may transfer the Shares to a third party. Certificates representing the Shares will also bear a legend indicating that the Shares are subject to the restrictions on transfer imposed by the Shareholders' Agreement.

(13) We anticipate substantial competition. We are aware of three companies that are well established within our industry. The largest of these companies is "StopTech Ltd." StopTech has been in the pursuit management industry for decades and has approximately 90% of worldwide sales. The other two identified competitors are Stinger Spike and Mobile Deployment Systems. These entities are larger and have greater financial, managerial and other resources than we do. We believe that we will be able to compete with these entities primarily on the basis of our products, our small team, hands-on approach, the experience and contacts of our management and our responsive and efficient decision-making processes.

(12) We will have broad discretion on how the net proceeds of this private placement are utilized. The Company has broad discretion on how to allocate the proceeds received as a result of this private placement and may use the proceeds in ways that differ from the proposed uses discussed in this Offering Statement. If the Company fails to spend the proceeds effectively, our business and financial condition could be harmed and there may be the need to seek additional financing sooner than expected.

(11) MobileSpike does not plan to pay dividends to its shareholders in the near future and there is no guarantee it will ever receive any profit from it operations so as to be able to declare and pay dividends to its shareholders. The principal investment objective of the Company is to make business profits that present opportunities for significant appreciation to the Company. It is anticipated that certain product research and development will be leveraged and will not provide the Company with any significant cash distributions until new products are sold. Accordingly, the Company may not be able to pay dividends. There can be no assurance with respect to the amount and timing of dividends to the Company's shareholders, or that they will ever be made. The Company initially intends to retain cash from its operations to fund the development and growth of its business.

(10) MobileSpike may be unable to attract and retain qualified employees or key personnel. MobileSpike' future success depends on the continued services and performances of key management, consultants and advisors, and it currently does not carry key person life insurance. However, MobileSpike plans to secure key person life insurance when such coverage is deemed financially prudent. Also, MobileSpike' future success may further depend on MobileSpike' ability to attract and retain additional key personnel and third party contractual relationships. If MobileSpike is unable to attract and retain key personnel and third party contractors, this could adversely affect our business, financial condition, and operating results.

(9) Our aggressive growth strategy may not be achievable. For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our business, and our future operating results will depend largely upon our ability to adequately capitalize our company and develop successful products, find suitable investments and acquisitions, develop our business, build key relationships and successfully develop and manage our business. Our ability to grow will depend upon many factors, including our ability to identify and invest in businesses that have products and services that are in demand, to identify and enter new markets, and to obtain adequate capital resources on acceptable terms. Any limitations on our ability to accomplish any of these and other goals will have a material adverse effect on our business, results of operations, and financial objectives. There is no assurance that our operations will be successful or achieve anticipated or any operating results.

(8) MobileSpike may not be able to create and maintain a competitive advantage. The potential markets for technical products are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing products, the introduction of new services and products, and changing customer demands. The Company's success could depend on the ability of management to respond to changing situations, standards and technologies on a timely and cost-effective basis. In addition, any failure by such management to anticipate or respond adequately to changes in technology and customer preferences and demand could have a material adverse effect on MobileSpike' financial condition, operating results and cash flow.

(7) The Company may encounter great difficulty or even a complete inability to develop and make suitable products. An investor must rely upon the ability of management to make future decisions consistent with the Company's investment objectives and policies. Although the principals have had some success in the past, they may be unable to invest the Company's committed capital in a profitable manner or meet its business objectives. Shareholders will not have the opportunity to evaluate personally the relevant economic, financial, and other information that will be utilized by management in the deployment of capital.

(6) The nature of the Company's business strategy is high-risk. Investment in the Company requires a long-term commitment with no certainty of return. The Company is in an industry that could experience financial difficulties that may never be overcome. Since the Company's business involves a high degree of risk, poor performance could severely and adversely affect total returns.

(5) Our future revenue and operating results are unpredictable and may fluctuate significantly. It is difficult to accurately forecast MobileSpike revenues and operating results and they could fluctuate in the future due to a number of factors. These factors may include: MobileSpike' ability to develop and make profitable products; generate cash flow from consulting services; the amount and timing of operating costs; competition from other market participants that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. MobileSpike' operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

(4) We are subject to government regulations. Aspects of our business and our products will be regulated at the local, state, and federal levels. Our products may be subject to state, local and Federal environmental laws and regulations, including those relating to the handling and storage of hazardous materials. We and our products will also be subject to significant governmental regulation relating to labor conditions, safety in the workplace, healthcare and other human resource issues. The nature and scope of future legislation, regulations and programs cannot be predicted. While we anticipate that we and our products will be in compliance with all applicable governmental regulations, there still may be risks that such laws and regulations may change with respect to present or future operations. Such additional costs would increase the cost of investments and operations and decrease the demand for products and services. We and our products will be ultimately responsible for compliance with such regulations and for obtaining and maintaining all required permits and licenses. Such compliance may be time consuming and costly, and such expenses may materially affect our future ability to break even or generate profits.

(3) MobileSpike may incur significant losses and there can be no assurance that MobileSpike will ever become a profitable business. It is anticipated that MobileSpike will initially sustain operating losses. Its ability to become profitable depends on success in marketing our products and making profits and generating cash flow from operations. There can be no assurance that this will occur. Unanticipated problems and expenses often encountered in the investment of capital and resources may impact whether the Company is successful. Furthermore, MobileSpike may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that MobileSpike will ever become profitable. If MobileSpike sustains losses over an extended period of time, it may be unable to continue in business.

(2) The Company has limited working capital and requires significant additional financing, which may or may not be available at all or on a timely basis. The Company has limited working capital and there may not be sufficient financial resources available to carry out planned MobileSpike operations. We depend upon timely availability of adequate working and investment capital in order to meet the objectives of our business strategy and business plans. There can be no assurance that positive cash flow will ever occur. There can be no assurance that the Company will sell the maximum number of Shares offered in this private placement, or that our capital needs and operations will not require additional capital greater than or sooner than currently anticipated. If MobileSpike is unable to obtain additional capital if needed, in the amount and at the time needed, this may restrict planned or future investments, development or rate of growth; limit MobileSpike' ability to take advantage of future opportunities; negatively affect its ability to implement its business and investment strategies and meet its goals; and possibly limit its ability to continue operations. The Company's working capital requirements may significantly vary from those currently anticipated. andqualified with those

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;

- to an accredited investor;

- as part of an offering registered with the U.S. Securities and Exchange Commission; or

- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of shares of Preferred Stock . As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock , Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $5 million , the amount invested divided by the quotient of (a) the Valuation Cap ($5 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors . Among the factors we may consider in determining the price of Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

MobileSpike Technologies Inc.

- Delaware Corporation
- Organized March 2016
- 5 employees

3411 Silverside Rd #104 Rodney Bldg

Wilmington DE 19819

http://www.mobilespike.com

Business Description

Refer to the MobileSpike profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

MobileSpike is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Michael Moormeier

CEO MobileSpike Tech.

Longview, Washington | Law Enforcement

Previous MobileSpike Tech., Pursuit Management Inc.

Education CCAF

Send Michael InMail

34 connections

https://www.linkedin.com/in/michael-moormeier-b029aa93

Background

Experience

CEO
MobileSpike Tech.
2007 – 2016 (9 years)

CEO
Pursuit Management Inc.
2007 – 2015 (8 years) | Pacific Northwest

Pursuit Management provides proven pursuit stopping technology and training to Police Agencies in the US and Canada.
Purveyors of MobileSpike.

Skills

Top Skills

- 2 Public Speaking
- 2 Customer Service
- 2 Management
- 2 Team Building
- 1 Strategic Planning
- 1 Research
- 1 Microsoft Office
- 1 Microsoft Excel
- 1 Marketing
- 1 Budgets

Michael also knows about...

1 Negotiation | 1 Project Management | Sales | Sales Operations

Education

CCAF
Applied Sciences, Airframe Mechanics and Aircraft Maintenance Technology/Technician
1988 – 1989

Community College of the Air Force applied sciences programs.

Rex Putnam High School
1985 – 1986

Volunteer Experience & Causes

Causes Michael cares about:

- Children
- Science and Technology

Patents

Mobile, retractile, lateral deploying vehicle disablement device.
United States
Issued

MobileSpike

2 inventors:

Michael Moormeier
CEO MobileSpike Tech.

Todd O'Halloran

Raymond Moss

Vice President Pursuit Mangement Inc.

Greater Seattle Area | Management Consulting

Current Pursuit Management Inc. (PMI), Ray Moss Consulting

Send Raymond InMail

74 connections

https://www.linkedin.com/in/raymond-moss-5998856b

Contact Info

Background

Summary

Pursuit Management Inc., our Mission is simple: To save lives.
Every year, thousands of high speed chases impact the lives of thousands of people.
We can stop it!
MobileSpike is a Better, Safer, Faster, and PROVEN product that saves lives.
We have stopped escaped convicts, murderers, kidnappers, drunk drivers, car thieves and more.

Experience

Vice President P.M.I./ MobileSpike Director of Training
Pursuit Management Inc. (PMI)
January 2013 – Present (3 years 9 months)

Owner (Retired Wa. State Trooper)
Ray Moss Consulting
2008 – Present (8 years)

Owner/President
Ray Moss Consulting
2008 – Present (8 years) | Greater Seattle Area

Personal Protection/ Security Analyst